PLAN OF REORGANIZATION

STATE FARM MUTUAL FUND TRUST
LIFEPATH INCOME FUND
LIFEPATH 2010 FUND



     This plan of reorganization is entered into on the 1st day of May, 2009, by State Farm Mutual Fund Trust (the "Trust"), a Delaware statutory trust, on behalf of its LifePath Income Fund (the "Surviving Fund") and its LifePath 2010 Fund (the "Acquired Fund").

     WHEREAS, the Trust is a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Board of Trustees has determined that the consolidation transaction described herein is in the best interest of the shareholders of the Acquired Fund and the Surviving Fund;

     WHEREAS, the Board of Trustees has determined that the transaction described herein will not dilute the shares of any shareholder of the Acquired Fund or the Surviving Fund;

     WHEREAS, the Board of Trustees has determined that the transaction described herein will provide for the equitable liquidation and distribution of the shares of the Acquired Fund;

     WHEREAS, Section 5.1 of the Trust's Amended and Restated
Declaration of Trust, dated
December 16, 2005, (the "Declaration of Trust"), authorizes the Board of Trustees to direct the management of the business and affairs of the Trust;

     WHEREAS, the Board of Trustees has determined that the Acquired Fund should be consolidated with and into the Surviving Fund:

     NOW, THEREFORE, all the assets, liabilities and interests of the Acquired Fund shall be transferred on the Closing Date to the Surviving Fund as described below:

     1. The Closing Date for the consolidation transaction shall be January 29, 2010, or such other day on which the Trust is open for business and the New York Stock Exchange is open for unrestricted trading as may be determined by the Trust's management;

     2. On or before the Closing Date, and before effecting the consolidation transaction described herein, the Trust shall have received a satisfactory written opinion of legal counsel to the effect that:

a. the consolidation transaction qualifies as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended, and the consolidation transaction of the Acquired Fund into the Surviving Fund will not give rise to the recognition of income, deductions, gain or loss for federal income tax purposes to the Acquired Fund, the Surviving Fund, the Trust or any stockholder of the Acquired Fund or the Surviving Fund.

b. the securities to be issued in connection with such transaction have been duly authorized, and when issued in accordance with this Plan, will have been validly issued and fully paid and will be non-assessable by the Trust on behalf of the Surviving Fund.

     3. In exchange for all of its shares of the Acquired Fund, each shareholder of the Acquired Fund shall receive a number of shares, including fractional shares, of the Surviving Fund equal in dollar value to the number of whole and fractional shares that such shareholder owns in the Acquired Fund. Each shareholder of the Acquired Fund shall thereupon become a shareholder of the Surviving Fund. The exchange of Surviving Fund shares for Acquired Fund shares shall be within the same share class. The distribution to Acquired Fund shareholders of Surviving Fund shares of beneficial interest shall be accomplished by establishing an account on the share records of the Surviving Fund in the name of each registered stockholder of the Acquired Fund, and crediting that account with the number of shares of beneficial interest of the Surviving Fund described above.

     4. For purposes of this transaction, the value of the shares of the Surviving Fund and the Acquired Fund shall be determined as of 4:00 P.M., Eastern Time, on the Closing Date. Those valuations shall be made in the usual manner as provided in the Trust's prospectuses.

     5. Upon completion of the foregoing transactions, the Acquired Fund shall be terminated and no further shares shall be issued by it. The classes of the Trust's shares representing such Acquired Fund shall thereupon be closed. The Trust's Board of Trustees and management shall take whatever actions may be necessary under Delaware law and the 1940 Act to effect the termination and liquidation of the Acquired Fund.

     6. Costs and expenses associated with these transactions, including the preparation, filing and printing of disclosure documents and related legal fees shall be borne by the LifePath Income Fund and LifePath 2010 Fund.

     7. Costs and expenses associated with these transactions, including systems related changes, training, internal communications, and marketing/sales collateral changes will be incurred by State Farm
Investment Management Corp. ("SFIMC") and State Farm VP
Management Corp. ("SFVPMC").

     Notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding on any of the Trustees, officers, or shareholders of the Trust individually, but only binding on the assets and properties of the Trust.

     IN WITNESS WHEREOF, State Farm Mutual Fund Trust on behalf of the LifePath Income Fund and the LifePath 2010 Fund has caused this plan of reorganization to be executed on the date first written above.


			STATE FARM MUTUAL FUND TRUST


			By:  /s/ Edward B. Rust Jr.
			      Edward B. Rust, Jr.   President